Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in Form 1-A Post Qualification Amendment #1, filed by Web3 Corporation (f/k/a Stirling Bridge Group, Inc.), of our report dated November 9, 2022, except for Note 8, as to which the date is June 26, 2023, relating to the October 31, 2022 financial statements of Web3 Corporation, and to the reference to us under the heading “Experts” in the Form 1-A POS. The Form 1-A POS includes prospective financial information and interim financial stataments for the period from Novemebr 1, 2022 through April 30, 2023, that we have not compiled, reviewed, or audited, and we do not express an opinion or provide any assurance with respect to that information.

Tampa, Florida

June 30, 2023